EXHIBIT 10.9

AGREEMENT OF SALE

Finishing Touches Home Goods Inc., a Nevada corporation ("SELLER"), hereby sells to 0925896 BC Ltd. ("BUYER") all ofthe capital stock of Finishing Touches Home Goods Inc., a corporation incorporated  under the laws of the Province of Ontario, Canada ("ONTARIO CORP.") for a cash payment of $1.00 and other good and valuable consideration in hand received.

The SELLER warrants to the BUYER that it has good and marketable title to the shares of  ONTARIO  CORP., all of which are free and clear of all liens, charges and encumbrances.

The BUYER accepts the shares of ONTARlO  CORP. and agrees to hold the SELLER harmless from any claim or liability arising out of the operations  of ONTARlO  CORP. before and after the date hereof.

Dated: June 14.2012, effective as of June 14, 2012.

IN  WITNESS WHEREOF this Agreement has been executed  as of the day and year first above written.

FINISHING TOUCHES HOME GOODS INC.
(a Nevada Corporation)

BUYER